Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-3 of McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries of our report dated April 6, 2005 relating to the consolidated financial statements of McCormick & Schmick’s Seafood Restaurants, Inc. and Subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon
November 23, 2005